Exhibit 99.1
PROCERA NETWORKS

Moderator: Thomas Williams
November 11, 2008
2:15 p.m. CT

Operator:  Good day everyone and welcome to the Procera Networks Third Quarter 2008 Conference Call.  This call is being recorded.  I will now turn the call over to Mr. Thomas Williams, Chief Financial Officer for opening remarks and introduction.  Please go ahead, sir.

Thomas Williams:  Thank you, (Elizabeth).  Hello.  During the course of this conference call, we will discuss with you some of the factors we currently anticipate that influence our results going forward.

These forward looking-statements include express or implied statements regarding future operating results and business developments based on limited information available to us now which is subject to change.  We currently expect to provide updates regarding our results going forward only during each quarterly financial conference call and we do not plan to otherwise provide updates.

Actual results may differ materially from those stated or implied by the forward-looking statements we may make today.  Such statements are subject to risks and uncertainties including the risks discussed in the risk factor section of our 10-K filed with the Securities and Exchange Commission on March 31st, 2008 and our 10-Qs and other reports filed with the SEC from time to time.

I would now like to introduce Jim Brear, our CEO.  Jim?

Jim Brear:  Great.  Thanks, Tom.  Good afternoon everybody and thank you for joining the call and I have been looking for this call for quite a while.  In fact, this is a quite important call for the company.  In fact, I’ve also asked that the whole company participated in the call today.  And I’d like to deliver four key messages.

First, I believe we’ve turned the corners of business.  Second, the DPI market is in transition and 2009 is the breakout year.  Third, our technology is years ahead of the competition, and innovation continues.  And lastly, we began to focus on operational excellence.  So by start with the first bullet, let’s talk about Q3 results.

I truly believe that we’ve turn the corner as a company.  I’m very proud to say it that at Procera we’ve come a long way this year.

Our financial results for Q3 don’t necessary plain and accurate picture of the status of the company.  But as you’ll hear we’re in transitioning into becoming a real company.  All the leading indicators such as break-even, subtle growth, Tier-1 wins, trials, leading products, great team and market conditions show that Procera is positioned for a new orbit in the very near future.

With that said, I’d like to review the results for Q3, starting with revenue.  We completed or we executed on $2.7 million of revenue which represents a 64 percent increase over Q3 of last year.  We have bookings of 3.4 million and a gross margin north of 60 percent.  By the way, none of the recent Tier-1 win that we’ve mentioned in the few weeks pass and none of that revenue is in our Q3 number.

From a geographical perspective, we had very good balance across all the theaters.  In fact, Asia Pacific represented 31 percent of the total revenue and about 26 percent of our customers.  EMIA was 37 percent of revenue including 11 customers and Americas with 32 percent of revenue, which included 19 customers.  A note from a geographical perspective, Asia continues to be strong but we’re starting to see significant traction in America.  In fact we’re seeing a 90 percent year-over-year growth in revenue.

From a distribution channels perspective, we’ve made significant increases to our distribution globally.  We’re beginning to see the fruit to that effort.  In fact, our worldwide channel participation is gone from less than 20 percent over 55 percent this quarter.  We’ve gone from almost no channel participation to 70 percent of our business in North America win through our partner.  In fact, we’ve added an additional eight partners in Q3 alone.

Looking at the segments, we’re beginning to see a transition to our Tier-1 service for opportunities.  Obviously it’s very excited for us.  In fact, we’ve closed two Tier-1s this quarter alone.

We additional closed 27 universities with a pipeline of over 150 universities globally.  I would note that this is a very exciting segment for us.  In fact, a number of these universities have purchased from us in Q3 where are next-generation platform which says that there is a disposition and a need for high-performance DPI in the higher-education market.  And also you should note that in the North American market alone there’re 15,000 universities.

If I talk about the products and the support side, our PL10K, which is our new platform, has arrived.  In fact, 50 percent of our total revenue for Q3 was with our next generation platform.  This comes with over 60 percent gross margin which is pretty impressive for a product that we literally just launched a few months ago.  I do expect to see our margins increase nicely as we ramp sales this quarter and early 2009.

As it relates to our other products, the one in 2RU platforms otherwise know as the 5,000 and 7,000 product lines, we’re beginning to see some good traction in our channels.

We have decided to move a majority of this product line to our partners to increase our growth.  And as we transition that product to our partners, I expect to see some margin erosion while a partner ramp up and get comfortable selling the product.  But I’m also hopeful that this short-term margin loss will be offset by increase demand in early 2009.  We’re also seeing a significant increase in our support revenue.

In fact, we see over 90 percent increase year-over-year and about 80 percent increase in our support revenue over last quarter.  I expect to see support revenue increase dramatically with the addition of Tier-1 customers in the coming quarters.

I want to highlight some challenges that we face this quarter in Q3.  We did see some margin erosion and that was due to two factors.  One is the introduction of three new products.  It always takes time to introduce products as well as to get the sales force and channels up to speed and saw the product productively.  Again, the second was the migration to the channel partnerships.  Short and long term, I don’t see that happening in Q4.  I hope that it doesn’t happen but I want at least highlight it for Q3.

Additional challenges we saw obviously some increased infrastructure cost.  With the ramp of the company we have – add headcounts specifically in our quality assurance organization, field engineering and additional software development.  We did have some inventory write-offs mainly due to the end-of-sale of several of the products as well.

Let me now talk about sales and as I mentioned as a second board is the DPI market is in transition.  What I mean by that is from what I seen many, if not most, of all of DPI purchase decisions are going to happen in 2009.  And some of that has to do with the natural timing of the service providers’ procurement cycles and some I think and hope has to do with Procera getting in the middle of these key opportunities.  They’re now being re-looked, postponed to 2009.

Net-net, 2009 is the year for DPI.  Someone will lead and I believe we are uniquely positioned to capitalize on this transition.  As it relates to sales our funnel continues to grow with over 60 million of identified opportunities.  And I expect that funnel to continually ramp aggressively in early 2009.  As mentioned earlier, we now have over 20 trials currently running our plans for the current quarter.  Many of these trials are Tier-1 service providers that will be making decisions either this quarter or early the mid-2009.

I should also mention that we are in discussions with several partners to deal or either expand our distribution or enhance our value proposition and I’m hoping to detail this in the near future.

Wins additionally, this was quarter firsts and a few highlights I’d like to mention.  First, couple of weeks ago we announced our first global Tier-1 wins.  As you can imagine we at Procera are very excited about this win.  We won for several reasons; one, performance scalability.  As mentioned early we are four times the performance scalability anything in the market.  And this particular customer required significant performance which was quite surprising, when we first rolled up the product.  We didn’t expect to see such a demand for the high-end platforms.

Two, was our focus and approach.  This customer was very impressed with the focus of Procera, focus on exactly what we do and our approach in being customer focused.  And lastly, they were very impressed with our experience.  With our Swedish team comes six years of expertise, leadership in the space and that paid off.

We also closed and installed our first Tier-2 North American cable company and we also closed and installed one of the largest – we think is the largest DPI deployment of over 50 gigs in a single chassis into one of the largest cable company in Europe.  We also closed one of Indonesia’s largest ISTs called CBN.

Additionally, the number of new customers that we acquired this quarter was over 33.  From a technology perspective, we have spent significant amount of time visiting prospects and customers.  I can tell you that I’ve tour a 120,000 miles in the air this year alone and I can say with confidence that we’re years ahead of competition.  What I’ve been surprised at, again, is that requirement performance.  I never in my day expected that there’ll be customers that needed such performance in a single chassis.

Additionally, the features that we provide are very differentiate specifically around business intelligence the level of detail and intelligence we can provide these service providers is an unprecedented.  And lastly, our new capabilities really help the carriers deliver services and we believe that is a very unmatched capability that focuses exactly on what the carriers are trying to do in order to make money.

Jon Linden has joined me on the call today and he will in the near future here describe some of the marketing activities that we have underway.  I can tell you with pride that our innovation continues.  In fact, early next week we will announce our latest addition of the PocketLogic product line.  It’s going to be called the PocketLogic Subscriber Manager, PSM.  PSM dramatically speeds up integration with authentication and ((inaudible)) manage and billing.  What that does is provide user awareness which enables per user policies, which substantially shortens the time to market for many of these new broadband carriers and products.

We call this service creation, and we’ve compiled years of integration experience in to this product and it provides scalability in line with Tier-1 carriers.  And in fact, not only we are going to announce – we’ve already sold it to a number of very large carriers as well.  Jon is also going to highlight a new product introduction such the 7720, the PocketLogic PL10K 1.030 which is our edge deployment.

And lastly, he’s going to discuss with you some benchmark testing that we’ve done with independent company that validates what we believe is our unique value proposition around accuracy.

The last is talking about operations.  Tier-1 service providers expect highly available products.  And we’re committed to delivering high quality products.  With that said, we’ve continue to divest on our quality assurance with investments in personnel testing equipment and making sure that we significantly reduced any bugs or poor quality in the field.  With that said, we’ve also added a number of field system engineers to help with trials and installations.

We’re also with keen focus on breakeven we’ve again to look for operational efficiencies, ways that we can streamline our process and take off out of business.  And based on that effort, I expect to see significant G&A improvement this quarter and to next quarter of next year.
We’ve also added to be more customer focused, a customer service portal that allows our customers to communicate with us in many different ways 24/7 and we’ve added a partner portal to help our partners be successful.

I’d like now to have Jon Linden, our Vice President of Global Marketing discuss with you some exciting developments in the market.

Jon Linden:  Thanks, Jim and good afternoon everyone.  My name is Jon Linden.  I’m a VP of Global Marketing at Procera.

I’ll add to Jim’s update on the DPI market and how we continue to innovate to meet those new requirements.  I’ve actually been with the company since 2001 and I’ve seen firsthand how the DPI market has developed of almost eight years now.  And I can assure you we’re going to some very exciting times.  We went through, as a company, a paradigm shift as we launched the high-end PocketLogic PL10000 series in May of this year.

PL10000 provides investment protection to service providers by offering an unchallenged scalability up to 80 gig (through port) which is four times the nearest competitor.  But just as importance as the (carrier made) performance, the PL10000 offers.  In Q3, we launched the third member of the PL10000 series, the entry level PL10002.  We’ve identified a need for a high performance PocketLogic for edge to clients in carrier networks with aggregation of multiple gigabytes ethernet links.  We are doing this in 3RU AdvancedTCA chassis with PL10000 components but lacking the scalability potential of its bigger brothers.

During Q3, we also launched the next-generation of our Midrange PL7000 platform called PL7720.  The PL7720 replaces the single channel PL7600 and the dual channel 7620.  The PL7000 series is a cost-efficient PocketLogic appliance intended to single and dual gigabyte ethernet deployments in higher-education facilities and edge access of broadband networks.  The flexible design of 2RU form factor and enables different configuration of the 7720 and (in-field) replacement of vital components.

The whole PocketLogic product line, including these newbies around the same (software) enabling the same functionality.  More importantly, they all facilitate the state-of-the art DRDL traffic identification engine.  We constantly harness work developing DRDL but also visualizing, explaining how DRDL stands out from the competition.

As another step in this work, we actually ask EANTC which stands for the European Advanced Networking Test Center in Berlin to accommodate an accuracy test.  The EANTC has extensive experience compressing DPI equipment, hired by the leading industry publication like ((inaudible)) to do so.

The test consists about six challenging scenarios with standup protocols, encryptment traffic, multi-session application, et cetera.  Some minor deviations were identified that will help us our product development.  But more importantly, we once again just third part of validation that we provide technical and excellence in this field.

“Base on our experience, we can conclude that PocketLogic with its approach to traffic identification and classification, provides a large variety of signatures and then an impressive accuracy and identification of high-traffic rates with a flexible design that can manage constantly changing conditions, thanks to PocketLogic, proprietary signature language DRDL.”

Well, ((inaudible)) request as of next week.  What’s really encouraging is that our persistence is paying off; as accuracy becomes important not only to us but also to our customers.  This does not show as DPI makes the big leap from peer to peer control to service creation, meaning the capability to set per use of policies to personalize your broadband connection.  So as recreation gets even more relevant with the ongoing ((inaudible)) debate.  We fully support the underlying objective that is in individual user or service is should not be discriminated.

However, there’s a big misconception that equal treatment of every package is the solution, as well as the opposite since the (plentitude) of applications online requires different treatment to manage the different requirements of latency, bandwidth, et cetera.  And unmanaged network provides a really bad user experience and there must be a valid business case for the service provided to defend the continuous addition to investments they have to do.  This is the kind of intelligence that DPI provides.

What I see is here is education; this is the responsibility that goes all the way up to us as vendor.  We, at Procera, have always work closely with our customers to provide proper recommendations what they should do and what they shouldn’t do even when challenge their initial ideas since we are convinced that having the end customers best in mind is the safest way to sustainable revenue and profitability.

Service creation makes a broadband connection personal to your needs which are really having an individual end users best in mind.  I’m now proud to make one more product announcements, actually right here, right now.

Monday next week we’ll launching PocketLogic Subscriber Manager, PSM, a software toolbox that simplifies integration with user authentication, policy management and billing.  PSM dramatically shortens time to market the service providers who’ve been using new broadband products.  By offering PSM at the source component, we’re able to scale a PSM in line with the PL10000 series to million of subscribers.

It’s actually based on years of integration with surrounding network and systems.  We’ve experience that user awareness and the ability to set per user policies is a mandatory requirement for Tier-1.  And we’ve already sold PSM in a number of high profiled deals both announced and yet to be announced.  Connecting to the surrounding environment expends PocketLogic’s capability, facilitating functionality and policy management platform like ((inaudible)) and ((inaudible)) of even more criteria in policy decision process.  This is a pretty natural evolution of DPI as it goes from nice to have to must have.

So with that final bite size of product announcement, I’ll hand it back over to Jim.

Jim Brear:  Thanks, Jon.  Before my conclusion, I’d like to also mention the market conditions.

As you might have seen in my shareholder letter a few weeks ago, I mentioned that from my perspective as I’ve travel the net with many Tier-1s and Tier-2 and Tier-3 carriers, we don’t see the financial crisis impacting us nears of the degree that some might.  I think as we all know, as we are all end users of the Internet, demand could actually go up.

So net-net, I’m sure there are Tiers that are impacted, I’m sure there will be some CapEx restraints but on balance I have not seen any of the projects that we’re working on go away.  And I continue to be very bullish on the market.

But in conclusion, I’d say that Q3 was a good quarter for Procera.  And we are executing in all the major areas.  As I mentioned before, we have visibility to break-even, we have visibility in all the opportunities that we need.  We have the products and we have the team.  I’d like to provide a word to first to my team, folks that on the call today.

And I want to thank each one of you for your dedication and support.  We’ve really worked hard together to evolve this company and I’d never worked with the team that works so hard and so that’s customer-focused.  And the hours that you’ve all put in is going to payoff and I thank you for that.

To my shareholders, I want to thank you as well for your support and patience.  We have turned the quarter but there still going to be some bumps in the roads to success.  As the same as basketball coach, Jon Wooden once said, “Never mistake activity for achievement.”  You have my commitment that we are absolutely focused on what matters.  Everyone on Procera team understands this opportunity.  And we absolutely understand the need for flawless execution.

And lastly, to my competition, expect pain.  We’re very focused and we can see the future.

So with that, I’d like to open it up to Q&A.

Operator:  At this time if you would like to ask a question please press the star and one on your touch-tone phone.  You may withdraw your question at any time by pressing the pound key.  Once again to ask a question, please press the star and one on your touch-tone phone.
And we’ll take our first question from Jackson Spears.  Your line is open.

Jackson Spears:  Hi, and congratulations on the kind of bold statements you made.  Could you give us some color why is so confident and how is your competition responding to the supposed lead that you’re claiming you have?

And also from the client point of view, are they concerned about your small size – your not very big yet, so how they were respond to this as well?

Jim Brear:  So I’d say to respond to that, yes, always the company viability is usually the biggest challenge any smaller company faces when going up against you know the Ciscos, or IBMs in the world.  And that will always be there and we do face that as a challenge.  But with that said, I can tell everyone on the call that I’ve been to all – to many carriers I’ve seen the capabilities, I’ve seen the needs and I’ve seen what the competition offers and we are clearly differentiated.

Jackson Spears:  How does your client then do business with you?  Are they concerned that you’re going to be around six months?  I mean we’re in a twirls of a financial crisis.  How does the client know that you’re going to be there in six months from there?

Jim Brear:  That’s fair.  As you know we did raise a private placement a month-and-a-half ago for $6 million.  We’re very focused on getting to a breakeven and turning to become a profitable company.  So from a balance sheet perspective, we do have a good story to tell, and based on our hopes of growth we’ll be OK.

Jackson Spears:  What about bringing partners to help support your marketing efforts or your implementation efforts and how far a longer we in that?  You mentioned a ((inaudible)) you signed eight partners up.

Jim Brear:  Yes, those partners are – those are more your traditional resell partners.  We have begun discussions with several what you might call large network equipment manufacturers or strategic vendors that can help us scale.  Additionally, we’re looking for complementary partners that can add capabilities and make our joint offering to our perspective customers more interesting and compelling.

Jackson Spears:  With the SEC ruling last summer, how ((inaudible)) Comcast or Cox or Time Warner – any of the major cable company have to do something and does that lend itself to your solution?

Jim Brear:  A good question, yes.  So I think there’s been a step one which is again I can’t speak for the cable companies but I know that they have taken steps to address the request of the SEC.  It’s my belief that they are also looking at product that can continue to evolve with their requirements to deliver compelling services to you and I as users.

Jackson Spears:  This new service you’re announcing next, this Subscriber Management Service, that a significant product for you?

Jim Brear:  Very significant.  It really adds a significant IT or capability.  It adds significant value as these mobile operators and service providers begin to want to create a Chinese menu, the idea of delivering new services, the ability to add by delivering this new set of features we can bring that very quickly.  I don’t know if Jon – is anything you want to mention on that?

Jon Linden:  Yes, there’s one very important thing when looking at the PSM.  I mean we position ourselves as being extremely strong in the service creation part of what DPI can do.  And that’s where we see the growth potential going forward which is being confirmed by our customers.  The absolutely by far most challenging aspect of service creation is the integration with the surrounding environment.

So starting from scratch, every time is pretty painful and we know from experience that especially the Tier-1s have very aggressive timelines for both getting this implemented and launching new services.

So the strong value proposition of the PSM since we have done this several times before is that would can speed up the process for getting this integrated and enable them to launch new broadband services.  And that is a very, very important value proposition.  So it’s definitely adds great value to our portfolio.

Jackson Spears:  How will it be priced?

Jon Linden:  The pricing of it actually depends is built on two components, you have an initial ((inaudible)) you have a license fee that is in different levels depending on number of subscribers.

Jackson Spears:  So if you’re a major cable company like the Comcast or Cox and they have million of subscribers, this could be 10 to 20 million all type products.

Jon Linden:  I don’t know the price range of it.  I can come back on that one but it is definitely in the multimillion dollar range when the looking at the high end of this kind of deployment as they grow.

Jackson Spears:  With ((inaudible)) and some of the other kinds – actually I shouldn’t name companies but some of the companies hurting out there, how are they responding to this technology currently in our climate.

Jim Brear:  Well …

Jackson Spears:  Let’s let ((inaudible)) answer to that question.

Jon Linden:  Thank you.  I was going to say is, it’s kind of hard for us to respond to.  And I think that the statement Jim made before, I think they are actually on the ((inaudible)) now because they are seeing us everywhere and they are having a hard time to present themselves against the ((inaudible)) that we can actually provide and the high capacity and great performance of the PL10000 is showing.

Jackson Spears:  Are you suggesting that sometime in the next six months everything – in this economy gets delayed but next six months we should see some multimillion dollar type orders among Tier-1 type of clients?

Jim Brear:  That wouldn’t surprise me.

Jackson Spears:  Thank you, Jim.

Jon Linden:  Thank you, Jackson.

Operator:  Our next question comes from Zach McAdoo.  Your line is open.

Zach McAdoo:  Hi.  Thanks for taking my question.  Did you issue a press release or 10Q for these results?

Jim Brear:  Not yet.

Zach McAdoo:  I can’t find any anywhere, so I’m having trouble …

Thomas Williams:  That’ll be out before the opening tomorrow morning.

Zach McAdoo:  I’m having trouble evaluating the quarter.

Thomas Williams:  That’ll be before the opening tomorrow morning.

Zach McAdoo:  OK.  It seems to me that the only number I have is the top line and I was expecting a bit more.  Where there any deals that fell through or got delayed or – you know it just seems like three months ago everything was a bit more bullish.

Jim Brear:  I would say absolutely not; I’m significantly more bullish today than I was three months ago.  And that’s mainly – one of the main reasons is that we did closer very significant Tier-1 opportunity of which none of that was recognized in Q3.

Zach McAdoo:  It’s that the one issued the press release on?

Jim Brear:  That’s correct.

Zach McAdoo:  Yes.  But wait, so why are you more bullish now?

Jim Brear:  Well, that we do have that opportunity.  We are planning to implement that and most of it in this quarter.

Zach McAdoo:  So what about the pipeline deals?

Jim Brear:  The pipeline is almost doubled.  And if you look at the number of trials that we have underway with quality Tier-1 carriers is unprecedented.

Zach McAdoo:  So where do you – how long you think the sales cycle would be on those?

Jim Brear:  They’re long.  They can range you know anywhere – on a large carriers, six months to 18 months.  You know just a contract negotiations can take four months.

Zach McAdoo:  OK.  Thanks very much.

Thomas Williams:  Thank you.

Operator:  And our next question comes from Anthony Gullo.  Your line is open.

Thomas Williams:  Hello, Anthony.

Anthony Gullo:  Jim, how are you doing?  Thank you very much for the spirited report, confidence that you’re giving the shareholders and progress that’s being made by the entire team.  I have essentially two questions.  I think about six months ago, you had mentioned that we would have two Tier-1 clients by the third quarter.  Now I wrote down in your presentation you had two Tier-1 accounts.  I just want – my first question is to clarify that.

Jim Brear:  That’s correct.  We do have – we have closed two Tier-1 customers.

Anthony Gullo:  OK.  The second one is it an American company?

Jim Brear:  OK.  You know this is – I forgot to mention, I got to imagine that it’s very painful when we keep not being able to mention names.  And I’d love to but unfortunately, many of these customers are very sensitive to their names being used mostly because of competitive situations they don’t want, they’re competitors just to know what they’re doing.

Anthony Gullo:  OK.

Jim Brear:  So you know I’m not in the position to even give you granularity on where those are located because there’s you know.

Anthony Gullo:  My second question has to do with prior question I post to you on the last conference call, whereby I asked you whether we had other applications that are technology could morph into and we have a new product and I wrote down billing.  Now, is that one of the type of new applications that we have?  And could you kindly give us some more color on that?

Jim Brear:  Jon Linden, do you want to respond to that?

Jon Linden:  Sure.  Billing is not a function that we have and then I don’t think that it’s a function that we would have it provide because the billing is the very heart of the most service providers that keep the blood pumping around the organization.

So, what we have to do is to enable PocketLogic to talk with the surrounding environment including billing to provide proper kind of information, accurate billing information that they use to charge the customers.

So that is what we are doing and that’s the essence of the PSM that’s a way to reach out and hook into that surrounding environment.  But I certainly agree that we are seeing a growing potential in how we can extend the value offering or the value proposition of the DPI.

Because it’s actually moving away from the being a stand-alone, additional bump in the wire due to being an integrated part of the whole broadband solution providing very business critical information to a lot of different functions in the company, from resource planning to market team, to product management to network management, to views management to actual corporate management.

So, that enables a lot of potential expansions of the product and the value proposition into surrounding environment.

Anthony Gullo:  Is any of that in clinical study?

Jon Linden:  Sorry?

Anthony Gullo:  Is any of that thinking in clinical study?

Jon Linden:  Sorry, meaning?

Anthony Gullo:  Meaning, have you worked out any plans for those types of applications or potential applications?

Jon Linden:  Certainly, that is a constant work that we’re doing.  As Jim was saying, we have the ambition of being the innovators of this industry.  So we have a number of different options that we both have validated and that we’re looking to validate.  We have – actually if I recall things correctly since 2001, always been extremely customer driven and I hope that we will continue to be.

So it very much depends on what our customers request from us and where were we should be heading.  I think that’s the best validation of the demand from the market.  So that is driving a lot of the development that we’re doing and we are seeing a number of different main roads that pointing in to you right now.

So we are continuously evaluating different options where we continuously developing new aspect and can add to the core of PocketLogic certainly.

Anthony Gullo:  OK.  Thank you very much for a very exciting quarter.  Thank you.

Jon Linden:  Thank you.

Operator:  Our next question comes from (Leonard Brenner).  Your line is open.

(Leonard Brenner):  Good afternoon.  I have basic questions that I’m having little difficulty of understanding.  The first of which is, I’m really don’t understand how and when you recognize revenue.  Could you explain that?

Jim Brear:  Tom?

Thomas Williams:  Basically when we have a purchase order that is every way non-contingent and we have supplied the good, ship the goods against that purchase order, we recognize revenue.  We have a significant portion – I don’t know how deep you want to go in this.

The significant part of our revenue actually is service revenue and we don’t recognize all of that at the same when we get the cash and it goes into the third revenue account, we recognize that over the service life of the service contract.  But I think that’s the general answer.

(Leonard Brenner):  OK.  I just have two other questions and they deal with the letter was sent by Mr. Brear concerning two areas, one, the decline and price of the stock, and the other is ((inaudible)) to have secure a line of credit in the event that things really get hot, do you have enough money to fill your orders?  Could you explain why with all the good news that’s been coming out from the company, why the stock continues to decline outside of what’s going on the world?

Thomas Williams:  I understand that.

Male:  Jim and Tom, can I comment on that.

Jim Brear:  Please.

Jon Linden:  OK.  Well, gosh.  In the context of the financial markets I’m sure all of you are aware that the valuations of public companies all the way from large company to small company is that historically, some of those levels in history in terms of ratios of revenues, cash flow, book value cash, earnings, et cetera.  So you know it’s really the function of the environment being clearly what it is.  The stocks decline in accordance with another microcaps, another stocks in general, and it’s clearly related to that.

There really is no specific event in the company that would have triggered that and I’ve just really feel that that is the issue, I think as Jim said in his letter.  You know specifically it’s also a function of some financial stresses on certain shareholders that had liquidations or margins calls.  You know there’s that sort of thing going on right now in the financial markets.

And the stock really has not migrated to a broader audience and to an institutional or kind of sponsorship much yet.  And I feel like it’s going to get there certainly when the company reaches a certain critical mass and is able to appeal to an institutional audience.
So on the coming months, I really plan on being active in that.  It really is just that fits for those very reasons.

(Leonard Brenner):  Well I hate to think of what would happen if a negative report came out some with company since we’ve been invested in the company, things have been going pretty well with the hiring and the development of the product, and the hiring of people to you know beef up your operations.  Everything’s been positive.  What happens if something comes out negative?

Male:  Well that’s for sure, Leonard.  And I feel bad for Jim because Jim spent such an amazing job since he’s been here as CEO.  And you know he’s been in the bear market.  Ever since he’s been there we’ve been in such a terrible bear market in the financial markets.  Really heck when the stock was several, many times this price, when you’re in a more optimistic environment and the financial markets and yet the company was really developmental.  So to see it actually do so this brilliantly as it’s starting to now and yet to see it sell at this tiny valuation is disappointing but its part of the industry.  We just have to live with it – financial markets.

Jim Brear:  Yes, I guess – I can tell that I left Cisco Systems in 2002 and stock was trading at 18.60.  Today, six years later, it’s at $17.  I would never ever have imagine that.  They’ve almost execute flawlessly and their stock down.

(Leonard Brenner):  In terms of your cash position and your availability of credit.  Should you have a great success in near future which we all hope happen; do you have enough money to handle that in terms of customer service support and purchasing the boxes, et cetera?  Do you have enough cash to do that?

Jim Brear:  Tom, do you want to comment?

Thomas Williams:  I’m happy to.  Leonard, we think that we do, I mean we just raised north to $6 million, we are, as Jim mentioned, we were making very rapid surprise on reaching sort of you know the cash flow critical point where we won’t earn very much cash.

And you know we’ve done a lot of careful planning and if we manage our Ps and Qs and come anywhere close to what we think we’re going to do next year, we will be OK cash-wise.  If we are wrong on our revenue dramatically on the high side, we may need more cash but I think that would be a situation where we’d be pretty straight forward to get it.

And if it’s on a low side, which I don’t think it will be, we just manage that and will be fine.

(Leonard Brenner):  Just another question.  With the development of new products, do these products increase the time or the decision-making time to those boxes that you out for evaluation to these potential customers now on the test the new product before make a decision?

Jim Brear:  No.  It’s all encompassing.  It’s part of the evaluation so it doesn’t necessary a long process.

(Leonard Brenner):  Thank you.

Thomas Williams:  Thank you, Leonard.  Good questions, thank you so much.

Operator:  And our next question comes from Robert Bowen.  Please go ahead.

Jon Linden:  Hi, Robert.

Robert Bowen:  How are you doing, Jon?

Jon Linden:  It’s great.

Robert Bowen:  Jim, two or three question for you and Jon as well.  Number one, just relating to the line of credit in case a revenue start to go let me give you the three question then you can respond for them.  Number one, can you provide some specificity as to the line of credit as to whether its there in place and the size of it?

Number two, can you provide some specificity regarding 2009 capital expenditure target market for the PK10000 that maybe you see out there in terms of market size and market potential?  And then thirdly, to relate to a number that I thought I heard you say earlier in your presentation something about 60 million, I don’t know what that number referred to.  Thank you.

Jon Linden:  Well that ties in by the way the previous question to that and that is the so called sales model which is a matrix of probabilities, customer probabilities including all the way to 100 percent, those are actually already secured.

So you get a matrix of those probabilities and what’s called a funnel and I think the company expects that funnel to get north of a 100 million over the year or so or something like that, with Jim won’t say on that.  But I think that partly answers to that question but there’s also on market for cash or the DPI market in general.  And I don’t know if you guys want to go over some of those market forecast.  I mean there’s not a lot data on that, maybe there’s more recently.

Jim Brier:  Yes, I think they were expecting that some analysts will becoming out with some more current market sizing in the near future?  Again, if you go back to late 2007 they had the market about 650 million this year going to a billion, I think 2010.

Robert Bowen:  What is that for?  That can’t for the PocketLogic target market sector, 650 million that has to be total expenditures in the area of communications.  What I’m asking for specificity, I’m really talking about your particular area, can’t be 600.  Who sold 650 million worth of product this year?

Jim Brear:  Well, I can tell you that last year it was I think north to 400 million and than represents six vendors.

Robert Bowen:  That’s the general DPI category?

Jim Brear:  Yes, that’s specific to exactly what we do.

Robert Bowen:  In your product area?

Jim Brear:  Yes.

Robert Bowen:  Who are the companies the represent that particular size volume, revenue volume?

Jim Brear:  Cisco Systems, ((inaudible)), Harbor, Ellacoya, Sandvine, a lot and there’s a myriad of other ones that are small players.

Robert Bowen:  Four hundred and fifty million dollars?

Jim Brear:  Yes.

Robert Bowen:  OK.

Operator:  And our next question comes from Tony Repole.  Your line is open.

Thomas Williams:  Hi, Tony.

Tony Repole:  Hi, how are you?

Thomas Williams:  Doing fine.  Nice to hear your voice.

Tony Repole:  OK, good.  Jim, I have a couple of questions.  How does the company monitor the trials progress?

Jim Brear:  How do we monitor the progress of the trials?

Tony Repole:  Yes.

Jim Brear:  I guess first will be depending on to the type of trials.  Obviously we have – we always qualified the trials with the set criteria and cash to process so that we can meet the trial requirements.

Tony Repole:  Yes.

Jim Brear:  So we match that to the capabilities and then we also put a time limit to the trials.

Tony Repole:  Oh, OK.

Jim Brear:  And so I’d say we mash the time within the expected results.  And that’s kind of how we going to measure the trials.

Tony Repole:  OK.  And what are the obstacles delaying the turnaround time from trials to delivery and what (bring up) the steps that have been put into place to remedy the situation?

Jim Brear:  I’m not sure we have to – the word remedy I guess something that didn’t happen right now.

Tony Repole:  Are there obstacles in delaying these trials right now?  I mean they go for you said six months to 18 months.

Jim Brear:  Right.

Tony Repole:  OK.

Thomas Williams:  But that’s not the trial itself going to six to 18, that’s the sales cycle, that includes the negotiating of the actual contract as well which he said as long as four months.

Tony Repole:  So in other words, a trial might take three or four months and then after that the trial is over and then you’re basically into sales mode?

Jim Brear:  That’s true.  You know again it depends on the size of the carrier, it depends on the segments, so as the university or enterprise versus a small ((inaudible)) versus a large Tier-1, they all have different ways that they go through the process and some can be quite quick, some you know they go through many different part of the organization, engineering, the CTO’s office, you know quality they’ve got so many different ways that they review and check and pass them.

They go through – you know they do lab testing, pre-production lab testing and they do production testing and quality assurance, benchmarking.  So it can get quite elaborate or it can be very quick.

Tony Repole:  And all this reporting is done through the VPs of the various division and then eventually up to you for reporting?

Jim Brear:  Yes and then it goes into our field operations team.

Tony Repole:  OK.  Thank you.

Jon Linden:  Hey, Jim just additional comment to that is once you know you’re accepted by a major customer it’s important for people to know that the initial order or shipments or one things but there’s also the opportunity for roll out on a broader scale upgrading to bigger products or more capacity and also the recurring revenue associated with each customer as well.

Jim Brear:  That’s correct.

Jon Linden:  So the sales are like usually be cumbersome but once you’re at it, it can be strong opportunity for the company.

Operator:  And our next question comes from Scott Ozer.  Your line is open.

Thomas Williams:  Hi, Scott.

Scott Ozer:  Hello.  Hi, gentlemen.  Few questions, do you expect that Tier-1 win blows at four-and-a-half million dollars to be ship in next quarter in its entirety?

Jim Brear:  That does include support which is amortized otherwise the contract.  But we are hoping that we can implement the majority of it all in Q4.

Scott Ozer:  OK.  And also you said you booked 3.4 million last quarter?

Jim Brear:  Yes.

Scott Ozer:  Did you ship 2.7 so at least the balance of 700,000, correct?

Jim Brear:  Correct.

Scott Ozer:  OK.  Are we looking north of $5 million as a minimum for next quarter then?

Jim Brear:  I can’t – you know I think I get trouble if I was to comment on that.

Jon Linden:  That’s good math, though, Scott.

Scott Ozer:  Just want to know if my math skill is still that so far.  And now there’s 20 trials you said, those are all Tier-1?

Jim Brear:  I would say about ((inaudible)).

Scott Ozer:  OK.  And what the ((inaudible)) Tier-2 or university?

Jim Brear:  University.

Scott Ozer:  I think that universities are a lot quicker to pull the trigger to make a purchase then.

Jim Brear:  They are.

Scott Ozer:  OK.  Let’s see, some areas about recognizing revenue.  Well, I mean it sounds very rosy and like you’re in that sweet spot right now.  One question I had, is the success of this company dedicated or predicated on the change in the way the cable companies or the ISPs are going to do their billing?

In other words like read a lot of stories about Comcast or Rogers you know charging for certain amount of megabytes or gigabytes whatever you download.  Does that have a direct relationship to the sales of the company?

Jim Brear:  I could agree.  I’d say again, there’s three really unique value propositions that carrier see for our products.  One is that you just describe which is again the service creation element you know the Chinese menu?  The other is just a traditional operational efficiency.

As you introduce Deep Packet Inspection into a current network, the carriers get a more efficient ability to manage congestion and control the network plus saving money on CapEx, money saver on the op site.  And the third reason that they might make the decision and again by the way all these are (disparent), meaning they came make the decision just for one of these three reasons which is business intelligence.

They’re not interested in service creation.  They’re not necessarily interested in operational efficiencies.  All they want is product to do is give them business intelligence, give them awareness and deep understanding of what’s actually happening on their network.

Scott Ozer:  OK.  And can you explain exactly what the channel partner when you said that 70 percent of the North American business came from channel partners.

Jim Brear:  Oh yes.  When I think the distribution in a way we would go to market, there are your traditional (followers), value added resellers.  They’re either regional based or national based.  We then have also – that’s what I’m referring to today, that’s what we have our regional (bars).

But we would hope overtime to also identify potentially large systems integrators, national or global in nature and additionally we could or potentially consider EOMs through network equipment manufacture that would want to resell our platform under their own brand.

Jon Linden:  OK.  Jim, I’ll just make a quick comment on what we see happening in the market.  You asked specifically about the cable companies and what we have seen so far is that the cable companies and the mobile and broadband service providers have been in the fourth front of deploying DPI, which is quite natural for a number of reasons that I’m not going to go into detail about.

But the one growing probably the fastest right now which is also illustrated by the market estimate that came out about a year ago, one of the most in-depth that we have that Jim was referring before is pointing to the fact that the mobile is growing dramatically especially relative to fix plan and enterprise space with DPI.

So I think that that is one part that’s interesting to monitor as we look at the market evolving as it is right now.  The second thing is exactly what you asked about regarding the new utilization of the DPI.  The kind of things that they are starting to deploy with the Chinese menu and everything else require as you know what the customs are doing.  And I’m kind of surprised by how many cases we are seeing where they are totally fumbling in the dark as to what the customers as doing, so that’s step one and that’s definitely will be provide.

And that’s why are so eager to push the message about accurate decision, require accurate information.  So we are seeing a lot very good things pointing in our direction as to how the market is changing.  The final thing that I would like to say on that that the DPI market is maturing, when I look at the RFPs we’re actually seeing a growth in number of request for proposing quotes, they know what they’re looking for.

There’s more define template what to ask for when buying a DPI which is pointing to a more maturing market, which might also hopefully as more and more gets knowledgeable about this affect the deal of time, the cycles – exactly the sales cycles, specially the larger deals.

We’re in that transition right now where we have some who really knows and we still have a large portion that is still learning.  All of these things are pointing to the fact that it will be quicker, larger and better.

Thomas Williams:  Jon, that there’s a few variables that will compress those lengthy sale cycles.  One is more customer education and awareness and comfort level with DPI.  Two, would be the more urgent need for them to upgrade their systems because of the ex-financial growth and traffic and all the issues that are surrounding the company’s needs whether they’re more rush to upgrade.

And the third thing would be if and when the company secures flagship accounts, major customer wins that are high-profile types of customers.  That itself, I think, becomes something that’ll compress sale cycles because of the kind of visibility from that and the comfort level that other companies in the same space will have by seeing those flagship accounts.  Isn’t that correct?

Jon Linden:  Absolutely.  And we’ve also been out there eight years now, educating the customers and learning then what they should be asking for, what they should request, which is something that we can deliver especiall7 based on our technical excellence compared to the competition.  And we are seeing now, as they finally take the step, sometimes there’s some friction in the market before things happen.

And a lot of the customers that we’ve been talking to for several years now have actually finally made the step into buying and deploying DPI.  They now see the value; they now have the ROI calculation in place.  And they are requesting the right things because we have been out there educating the customers.  So it’s a long-time work that’s really starting to pay off by now.

Thomas Williams:  Final question?

Operator:  We have a question from Marcus Robins.  Your line is open.

Connie Schadewitz:  Hi, it’s actually Connie Schadewitz for Marc.  He had to step away for a moment.

Thomas Williams:  Hi.  Just a brief question; it’s a clarification question.  First off, you stated earlier in the call that you’ve closed 33 customers in the third quarter.  Are those a hundred percent new customers?

Jim Brear:  Yes.

Connie Schadewitz:  OK.  And then, you talked a bit about your discussions that you’re in with potential strategic vendors that could help you scale, and then discussions with others whose service you may combine that might jointly provide a more compelling opportunity for your client base.  Can you add color to either of those two opportunities?

Jim Brear:  Not really, we’re in the early phases.  But as we become more interesting to the market, obviously, other companies are going to become more interested in Procera.  And until we can demonstrate, which we’ve done with our first large tier one, no one really cared about Procera.

Connie Schadewitz:  OK.  So, in early stage of your discussion.

Jim Brear:  Yes.

Connie Schadewitz:  OK, thank you.  That’s all.

Thomas Williams:  Thank you, Connie.  Any final questions?

Operator:  We have a question from Dick Edelman.

Thomas Williams:  Hi, Richard.

Dick Edelman:  Thank you, guys.  Well, we’ve heard all kinds of questions upwards and downwards.  Let me make a couple of comments here first.  I’m on a lot of conference calls, earnings conference calls and so on, as I know many of the brokers and other people on this conference call are on also.

And I would have to say, Jim, Tom, that at least 50 percent of those companies do give some form of guidance and don’t shy away from it, if they do any guidance.  And that this may be one of the problems in the valuation given to Procera because obviously you have a good product; you’ve now got your team together.

You seem to be close to cash flow breakeven.  And we’ve now had someone mention finally that – about the fourth quarter looks to be in a level of five million plus.  And I don’t think there’s anything wrong as long as it’s on a public call like it is today, for you to say, “Yes, we’re going to do that.  We’re pretty sure we’re going to do that.  We’re not going to guarantee we’re going to do that,” and so on and so on and so on, because we can tell, Jim, in the back of your mind, you are very excited.

But somebody is hanging up there legal-wise or whatever.  And we got rid of half of the lawyers in this world; we might have a little bit of valuation for this company among others.  I am a director of a half-a-billion dollar company, and we give guidance and we say but this is nothing but guidance.  And then, we come on later and say either we made it, we exceeded, we didn’t exceed it, before the quarter’s up.  And that how technology – that’s how medical devices and so on do it.

Anyway, I just wanted that comment in here because I think that’s one of the problems in the valuation given to Procera right now.  We don’t know what the hell is going on in terms of numbers.  We can’t give any kind of valuation other than the good comment and what seemed to be the very valid comment that you or the management team are presenting to us today.

Thomas Williams:  If I can make a quick comment on that, Dick.  First of all, I sort of agree with you but I will say that the company had said in the past that it didn’t have enough visibility to give a responsible kinds of numbers.  And I think it’s getting to the point where it can do that more now.

But secondly, it did give some guidance.  It was able to tell you that we are approaching cash flow breakeven in that range now in this quarter.  And also by giving you the actual dollar figure and that recent large order, and he said that it was large ((inaudible)) this quarter, right.  And then, adding that 700,000 that was referred from Q3 to Q4 in terms of what was shipped or booked and shipped.

Dick Edelman:  OK.  We’re starting, Jon.

Jon Linden:  That gives you some guidance.  And then next year – and him giving you some guidance in terms of the funnel in sales activities for next year, and then also the size of the overall markets, and the fact that Jim, I think, was implying that we are expected to be in a leadership position – not only technically as we clearly are now but also in revenues.

Dick Edelman:  OK, Jon.  Go away now for a second, will you?

Jon Linden:  OK.  There’s my answer.

Dick Edelman:  That point being is that I was a security analyst for many years also.

Jon Linden:  Right.

Dick Edelman:  And I don’t see how an analyst who’s going to come back and talk about Procera without any kind of feeling as to what may be coming next.  All right, let’s get beyond that.  The channel of partners – if my understanding is correct, Jim – you said 50 percent participation through the channel partners in the third quarter versus basically nothing last year.  Is that fair to say?

Jim Brear:  Little to nothing, yes.

Dick Edelman:  OK.  But now, we’re talking about a $2.7 million quarter.  So we’re not talking about anybody being of any significance.  I would presume and correct me or you comment that the future of this company – a great, great deal of it is going to be through your channel partners.  And that’s the direction you’re going versus direct sales folks for the company.  Is that right or is that wrong?

Jim Brear:  Partially correct.  I’d say that, generally speaking, in North America, we will go direct to the largest carrier in America.

Dick Edelman:  Because you have the big cable companies in the …

Jim Brear:  That’s just how business is done versus we definitely need to expand our partnerships to grow.  We’re small; we have a small sales force.  I need more salespeople.

Dick Edelman:  Yes, just expand your sales force.

Jim Brear:  Yes.  And we’re going to leverage and look for those partners globally.

Dick Edelman:  OK.  Is an OEM called a channel partner or not?

Jim Brear:  You know, yes, they are a channel partner.  Again, the word channel, there’s all different kinds of channels; OEM is a channel to me.

Dick Edelman:  OK.  So Cisco or one of those big companies started selling your product, they will be part of your channel group.

Jim Brear:  That’s correct.

Dick Edelman:  And that’s a likelihood that may come about sometime going forward.  You hope it will.

Jim Brear:  I think there’s a potential for something like that in the future, definitely.

Dick Edelman:  OK.  Your breakdown of sales is through your three different major worlds, Asia Pacific, EMIA and the Americas.  That’s correct?

Jim Brear:  Correct.

Dick Edelman:  Is this third-a-third-a-third roughly what you’re looking for going forward.

Jim Brear:  I love it, if that was the case.

Dick Edelman:  OK, but the third, Americas, in on our margin business in general.

Jim Brear:  Unfortunately, not necessarily.  I can’t characterize it because we’re so small.  One month, your deal could really throw that out of the water.

Dick Edelman:  Well, this was my point in bringing up the importance of the channel partners because it sounds like you have a lot of channel partners, most of which – they’re so new, they’re doing very, very little business each.

But the intent is to leverage off those channel partners to get your numbers because the company, from a stocks standpoint, and which is obviously my interest, as everybody else is on this conference call, is going to move higher as revenues show up because we’re going to presume with your margins as obnoxiously high as they are, with revenue growth, you’re going to be making a lot of money for us.

Jim Brear:  Hopefully so.

Dick Edelman:  And the revenue growth – it seems like (accepting) you’re getting one or two big tier-ones that maybe five in $10 million, who knows.  But the revenue growth is really going to be at least for the next couple of years a lot of it through the channel partners, which will be lower margins.  But it could exponentially leverage up.

Jim Brear:  Yes.

Dick Edelman:  Am I just talking (at my earlobes)?

Jim Brear:  No.

Dick Edelman:  Am I right?

Jim Brear:  I think you’re right.

Dick Edelman:  OK.  That’s all I got to say.  Don’t worry about giving guidance.  As long as it’s public guidance, you can get away with anything you want to do.  That’s what I got, so there.  Thank you very much.  It’s a wonderful fall.  It sounds like you guys are really doing a terrific job.

Jim Brear:  Thank you.

Thomas Williams:  Thank you, Dick.  Any final question?

Operator:  We have a question from Bud Merrill.

Thomas Williams:  Hey, Bud.  How you doing?

Bud Merrill:  Well, you know what?  With all the things that have recently been said, I pretty much got everything in my head taken care of.  So you can just pass on me.  But thank you very much for leading us, Jim.

Jim Brear:  Thank you.

Operator:  We’ll go to Steven Barnes.

Thomas Williams:  Hi, Steven.

Steven Barnes:  Hi.  Can you guys hear me all right?

Thomas Williams:  Yes.

Steven Barnes:  OK.  Jon, you touched on this a little bit but I just wanted a little bit of color or clarity on – it just seems you know there’s a lot of exciting stuff happening here.  It’s very compelling story but beyond the people on this call, obviously no one seems to know about it.  There just seems to be a little bit of identity crisis.

Most people I talk to, even in technology space, have either never heard of – even who know about DPI have never heard of Procera or just don’t know anything about it.  And sort of what is the game plan to eventually reach out to the institutions and really kind of get a clear-cut story out there to the street on this company?

Thomas Williams:  If I can make a quick comment there, Jim.

Jim Brear:  Sure.

Thomas Williams:  Yes, you’re mostly referring to the financial markets.  But there was a little bit of phrasing that might indicate also our presence in the industry as well.  And that, as Jim had mentioned, we were quite small but now we’re getting more and more recognition.  And competitors are seeing it’s in the marketplace often, and we’re winning market share.  And we won the award for product of the year and getting a lot of good press, so growing presence in the industry for sure.  But in terms of the financial markets, I would say it’s not a growing presence.

It’s a moderate-sized presence in, primarily, retail, some modest institutional sponsorship, and very little – primarily retail.  And we’ve worked real hard on that and we have a pretty good-sized retail interest out there.  But given the market conditions in the last year, I would say it’s not grown, it’s remained relatively the same.  And it needs to, at some point, expand to a far broader level.

And there’ll be a point where that’ll be the right time.  The company has not been willing to take away its time from running its business into doing a bunch of road shows.  I’ve been (anxious) for them to do that.  Jim is so – I’m not boasting here for him but he’s been so incredibly hardworking and busy, working early morning till late in the evening, and working all the different continents.

And he just does not have the moment to work with us in the financial markets.  But there will be a point – I think Jim will finally allow me to get things scheduled so we can start meeting with institutions and we can have him present.  Especially now, in the coming weeks, we’ll have a lot more to say all the time as we present.  So that’s my answer.

We definitely want to get a growing presence in the financial markets and more sponsorship.  I think part of it is are going to have to do with the market environment itself, at some point, hopefully, be more conducive to microcaps, which of course is the antithesis of that at the moment.  The other thing would be as just a company growing itself and having a lot more to say, and that’s happening now and much more so over time.

Also, we have another analyst that, I think, may be covering us and there’ll be more even larger firms over time as well.  We’ve been approached by a variety of larger houses that are starting to track the company.  And I hope that manifest into sponsorship in the months to come as well.  But we’re doing a lot right now but we need to do even more and we’re planning that.

Steven Barnes:  OK.

Thomas Williams:  OK.  Thanks for the question, Steven.

Operator:  Our final question comes from Mark Tigert.  You’re line is open.

Thomas Williams:  Hey, Mark.

Mark Tigert:  Hey, Jon.  How are you?

Thomas Williams:  Doing great.

Mark Tigert:  Jim, again I want to thank you for the conference call.  It was really nice and uplifting.  Two qualifiers from the – that I just want to ask about was the business that you said that was done in the DPI field as of last year was 400 million.

Jim Brear:  Correct.

Mark Tigert:  How much of those projects were Procera bidding on?

Jim Brear:  I wasn’t here but I got to imagine it’s close to none of it.

Mark Tigert:  OK.  And so, that (based) the second side.  As you’re coming out with your clients that you received this year, and congratulations for that, your success ratio when you were going into your trials and how did you choose those guys to make your trials for that?

Jim Brear:  Most of the time, they chose us.  I’d love to say we chose them but we’re opportunistically looking for candidates.  Obviously, we’re kind of myopically focused in looking at trials that will bear fruit sooner than later.  We’re torn.  There’s a lot of – we’ve had to turn away trial because we have a limited amount of supply.  We have a lot of these large carrier-trial opportunities which we want to participate in, (challenge) of those that are very long term.  But we also want to balance it with the short-term, quick-win trials.  So it’s been a challenge to try to balance those.

Mark Tigert:  You made mention that you have time limits on your existing trials.

Jim Brear:  Yes.

Mark Tigert:  Is it improper for you to add some color on those trials and that you may be going into a sales mode that you’ve done (currently) that, and that it’s not a trial that’s gone dead or it’s something along those lines to give us more input and more clarity?

Jim Brear:  Can you help me with that a little more?

Mark Tigert:  Yes, I’m sorry.  That’s was a little confusing.  From the time limit that you’ve made mention that you set on your trial going out to potential new customers …

Jim Brear:  Yes.

Mark Tigert:  When those trials’ time limit is over, at that time frame, you’re aware of whether you’re entering into a sales mode or they said that we’re going to go somewhere else.

Jim Brear:  Yes, that is correct.

Mark Tigert:  Now from that standpoint there when you go into a sales mode, one, how likely do you think it would be to close – but even more importantly, to be able to say, “Yes, we have now two or three – we have three tier-one trials that have just gone to completion from the trial phase.  And now, we’re entering into a sales phase with them.”  Instead of waiting until six months or nine months later, or whatever the time frame might be to say, “Yes, here’s revenue that’s going to be recognized.”

Jim Brear:  I’m not sure how I can answer that.  I’d say it’s individual.  I can’t characterize any – all of them similarly.  I’d say they’re very individualistic and it depends on, again, what the expectation of the trial was, what the milestones and the expectations were.

Mark Tigert:  All right, sorry.  ((inaudible)) do that with.

Jim Brear:  Yes.

Mark Tigert:  Jim, again, thank you very much.

Thomas Williams:  Thank you, Mark.

Operator:  Gentlemen, we have no further questions.

Thomas Williams:  Well, good questions.  Thanks so much, everyone, for joining us tonight.  And, Jim, brilliantly done.  And, Tom and Jon linden, beautifully spoken.  I really appreciate you taking time to speak to all the stock brokers and shareholders out there today, folks that we talk to.  It’s been a rough market but I’m very proud of this company.  I love it dearly.  You guys are doing a brilliant job, keep it up.

Jim Brear:  Great.  Thanks a lot, everybody.  Bye-bye.

Thomas Williams:  Thank you.

Operator:  This concludes today’s teleconference.  You may disconnect at any time.  Thank you and have a great day.

END